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                                                                    Exhibit 5.12


                    [BUFETE CARRILLO GAMBOA, S.C. LETTERHEAD]


December 19, 2002

HERBALIFE INTERNATIONAL, INC. AND THE GUARANTORS -
- OF THE SERIES B NOTES (LISTED ON SCHEDULE A HERETO)
1800 CENTURY PARK EAST
LOS ANGELES, CALIFORNIA 90067

CHADBOURNE & PARKE LLP
30 ROCKEFELLER PLAZA
NEW YORK, NY 10112

LADIES AND GENTLEMEN:

      We have acted as Mexican counsel to Herbalife Internacional de Mexico, S.A. de C.V. ("Herbalife Mexico"), and Herbalife Products de Mexico, S.A. de C.V. ("Herbalife Products") (hereinafter Herbalife Mexico and Herbalife Products jointly referred to as the "Guarantors"), each of them direct subsidiaries of Herbalife International Inc. (the "Issuer"), in connection with the offer to exchange (the "Exchange Offer") the Issuer's 11-3/4% Series B Senior Subordinated Notes due 2010 (the "Series B Notes"), for an equal principal amount of the Issuer's outstanding 11-3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes"), in terms of the prospectus contained in the registration statement on Form S-4 (the "Registration Statement (No. 333-101188)") filed with the Securities and Exchange Commission by the Issuer and certain guarantors (including the Guarantors) for the purpose of registering the Series B Notes and the guarantees by the guarantors (including those of Herbalife Mexico and Herbalife Products) of the Issuer's obligations under the Series B Notes (the "Guarantees") under the Securities Act of 1933, as amended.



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      It is our understanding that the Series A Notes and the Guarantees have been, and the Series B Notes will be, issued pursuant to an Indenture, dated as of June 27, 2002, between WH Acquisition Corp. (whose obligations were assumed by the Issuer upon the consummation of the merger of the Issuer with WH Acquisition Corp.), the guarantors (including Herbalife Mexico and Herbalife Products) and The Bank of New York, as trustee, as supplemented by the Supplemental Indenture dated as of July 31, 2002.

      In arriving at the opinions expressed below, we have reviewed the following documents:

      (i) the by-laws [estatutos sociales] of each of Herbalife Mexico and Herbalife Products;

      (ii) the resolutions adopted by the shareholders' meetings of each of Herbalife Mexico and Herbalife Products in connection with the transactions contemplated hereby;

      (iii) the Supplemental Indenture executed by the Guarantors dated as of July 31, 2002;

      (iv)  the Guarantee executed by the Guarantors dated as of July 31, 2002;

      (v) the Purchase Agreement executed by the Guarantors dated as of July 31, 2002;

      (vi) the Registration Rights Agreement executed by the Guarantors dated as of July 31, 2002;

      (vii) the powers-of-attorney granting certain individuals the authority to enter into, on behalf of each of the Guarantors, the documents referred to in paragraphs (iii) through (vi) above (hereinafter the "Note Documents"); and


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         (viii)   certificates issued by the Secretary of each of Herbalife
                  Mexico and Herbalife Products relating to corporate matters and records of such companies.

      In rendering the opinions expressed below, we have assumed the genuiness of all signatures, as well as the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. Additionally, we have assumed and have not verified:

      (i) the due authorization, execution and delivery by all parties of all of the documents related to the referred transaction (other than the Note Documents), as well as the power and authority and legal right of each of such parties under all applicable laws and regulations to enter into, execute, deliver and perform their respective obligations under such documents;

      (ii) the due authorization, execution and delivery by all parties (other than the Guarantors) of the Note Documents, as well as the power and authority and legal right of each of such parties (other than the Guarantors) under all applicable laws and regulations to enter into, execute, deliver and perform their respective obligations under such documents;

      (iii) the validity, binding effect and enforceability of all of the documents related to the referred transaction (including the Note Documents), on all parties thereto under the laws governing such documents; and

      (iv) the compliance with any regulatory requirements, with any authorities of any jurisdiction (other than Mexico) as a condition to the execution and delivery of all of the documents related to the referred transaction (including the Note Documents).

      The opinions expressed herein are limited to questions arising under or relating to the laws of Mexico and we do not purport to express an opinion on any question arising under the laws of any other jurisdiction.


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      Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. Herbalife Mexico and Herbalife Products are Mexican limited liability stock corporations with variable capital [sociedades anonimas de capital variable], duly organized and validly existing under the laws of Mexico;

2. The Guarantors have the corporate power and authority to execute and deliver the Note Documents and have taken all necessary corporate action to authorize the execution, delivery and performance of the Note Documents;

3. The Note Documents have been duly authorized, executed and delivered by the Guarantors. The Note Documents constitute the valid and binding obligation of Herbalife Mexico and Herbalife Products enforceable against both said companies in accordance with their respective terms;

4. The Guarantees issued by the Guarantors pursuant to the Note Documents shall continue in effect, in the understanding that in terms of the Exchange Offer and the Note Documents, the Guarantees will cover the obligations of the Issuer, regardless of the exchange of Series "B" Notes for an equal principal amount of the Issuer's outstanding Series "A" Notes; and

5. The choice of governing law of the Note Documents is a valid choice of law binding on the Guarantors. A judgment or award by a foreign court in a suit to enforce the obligations of any of the Guarantors under the Note Documents would be recognized and enforced in Mexico, provided the requirements of Mexican procedural law are met for such purposes, and that such judgment or award does not contravene Mexican public policy [leyes de orden publico].

The foregoing opinions are subject to the following qualifications:


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(a)   In the event any legal proceedings regarding the Note Documents are brought in the courts of Mexico, a Spanish translation of the respective documents prepared by a court approved translator would have to be authorized by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based on such translation;

(b) The enforceability of the Note Documents may be limited by statutory priorities established by: (i) laws or decrees imposing federal, state or municipal fiscal obligations or other amounts, including those payable by Herbalife Mexico and/or Herbalife Products, such as social security and other types of payments owed to a governmental agency or administration with the power to collect contributions; (ii) Mexican federal labor laws regarding compensation of any kind owed by Herbalife Mexico and/or Herbalife Products to persons covered by such laws; and (iii) bankruptcy, [concurso mercantil], suspension of payments, fraudulent conveyance, insolvency, liquidation, reorganization, moratorium and similar laws affecting creditors' rights generally;

(c) In the event legal proceedings are brought in Mexico seeking performance in Mexico of the obligations of Herbalife Mexico and/or Herbalife Products established in the Note Documents, under the Ley Monetaria de los Estados Unidos Mexicanos the Guarantors may discharge their obligations by paying any sums payable in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made. Consequently, judgment currency provisions included in the Note Documents may not be enforceable under Mexican law;

(d) In any proceedings brought to the courts of Mexico for the enforcement of a judgment related to the Note Documents against the Guarantors, a Mexican court would apply Mexican procedural law in such proceedings; and

(e) In the case of any suit brought before Mexican courts, said courts should apply Mexican law on statute of limitations and expiration [prescripcion] notwithstanding the choice of Law chosen by the parties in the Note Documents. We express no


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      opinion as to the enforceability of a foreign judgment deriving from a lawsuit brought once the statute of limitation period prescribed by Mexican law has elapsed.

                             ----------------------

We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

This opinion letter shall in no way be construed as stating any view, express or implied on issues not included herein or based upon laws of any jurisdiction other than Mexico, the interpretation thereof or the practice thereunder, with respect to which we express no opinion.

This opinion letter is furnished solely for your benefit and for the benefit of Chadbourne & Parke, LLP. Notwithstanding the foregoing, the present opinion may be filed as an exhibit to the Registration Statement (No. 333-101188).

The opinions set forth above are effective as of the date hereof and are subject to change and qualification by reason of change in law and circumstances, changes in the documents to which they refer, lapse of time and other similar matters. We express no opinion as to the rights, obligations and other matters arising subsequent to the date hereof, and we assume no responsibility to advise you, your counsel or any other person of any changes to the opinions subsequent to the date hereof.

VERY TRULY YOURS,


BUFETE CARRILLO GAMBOA, S.C.


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                                   SCHEDULE A

HERBALIFE INTERNATIONAL DO BRASIL LTDA.
HERBALIFE (UK) LIMITED
HERBALIFE EUROPE LIMITED
HERBALIFE INTERNATIONAL FINLAND OY
HERBALIFE INTERNATIONAL OF ISRAEL (1990) LTD.
HERBALIFE OF JAPAN K.K.
HERBALIFE INTERNACIONAL DE MEXICO, S.A. DE C.V.
HERBALIFE PRODUCTS DE MEXICO, S.A. DE C.V.
HERBALIFE SWEDEN AKTIEBOLAG
HERBALIFE CHINA, LLC
HERBALIFE INTERNATIONAL OF AMERICA, INC.
HERBALIFE INTERNATIONAL COMMUNICATIONS INC.
HERBALIFE INTERNATIONAL DISTRIBUTION, INC.
HERBALIFE INTERNATIONAL OF EUROPE, INC.
HERBALIFE TAIWAN, INC.
HERBALIFE INTERNATIONAL (THAILAND) LTD.
WH LUXEMBOURG CM S.a.R.L.
WH LUXEMBOURG INTERMEDIATE HOLDINGS S.a.R.L.
WH LUXEMBOURG HOLDINGS S.a.R.L.
WH INTERMEDIATE HOLDINGS LTD.


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